Exhibit 10.6

Distribution Equivalent Rights
under the
EPCO Inc. 2006 TPP Long-Term Incentive Plan

Date of Grant:                                                      ___________________

Name of Grantee:                                                    ___________________

Number of DERs Granted:                                              ___________________

DER Grant Number:                                                    DER06 - ____

EPCO, Inc.  (the “Company”) is pleased to inform you that you have been granted the number of DERs set forth above under the EPCO, Inc. 2006 TPP Long-Term Incentive Plan (the “Plan”).  A DER is a contingent right to an amount of cash equal to all or part of the cash distributions made by TEPPCO Partners, L.P. (the “Partnership”) with respect to a Common Unit during a specified period, subject to the forfeiture and non-transferability provisions and other terms and conditions set forth below in this Agreement.  The terms of the grant are as follows:

1.     The DERs granted hereby entitle the Grantee to payments in respect of such DERs related to cash distributions made by the Partnership as described in Section 2 below, but only with respect to such distributions payable on a record date prior to the earlier of (i) ____________________ or (ii) the date on which you are no longer employed by the Company or any Affiliate of the Company for any reason other than as a result of a Qualifying Termination, as provided in Section 4 below, (the earlier of (i) or (ii) above is hereinafter referred to as the “DER Expiration Date”).  Upon the occurrence of the DER Expiration Date, the DERs shall automatically and immediately be forfeited and cancelled without payment on such date; provided that Grantee is entitled to receive payments pursuant to this DER grant with respect to distributions made by the Partnership after the DER Expiration Date, but based upon a record date prior the DER Expiration Date.

2.     For each calendar quarter in the period beginning on the Date of Grant and ending upon the DER Expiration Date, you will receive a cash payment within such calendar quarter (on or about the time the Partnership pays its quarterly distributions) equal to the product of (i) the cash distributions paid during such calendar quarter (based on a record date prior to the DER Expiration Date) with respect to a Common Unit, if any, times (ii) the number of DERs subject to this grant.

3.     None of the DERs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution.  If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the DERs granted hereby to you, the DERs shall automatically and immediately be forfeited and cancelled without payment on such date.

4.     If your employment with the Company and its Affiliates is terminated due to your (i) death, (ii) being disabled and entitled to receive long-term disability benefits under the Company’s long-term disability plan provided that such disability qualifies as a “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or (iii) retirement with the approval of the Company on or after reaching age 60 (any of (i), (ii) or (iii) is referred to as a “Qualifying Termination”), the DERs shall continue to be paid until the fourth anniversary of the Date of Grant.  For this purpose, if you cease to be an “active, full-time employee” as determined by the Company in its sole discretion, without regard to how your status is treated by the Company for any of its other compensation or benefit plans or programs, you will be deemed to have terminated employment with the Company and its Affiliates for purposes of this Agreement.

5.     Nothing in this Agreement or in the Plan shall confer any right on you to continue as an employee of the Company or its Affiliates.  Unless you have a separate written employment agreement with the Company or an Affiliate, you are, and shall continue to be, an “at will” employee.

6.     To the extent that the payment of an amount pursuant to a DER results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company will withhold or, unless you make other arrangements that are acceptable to the Company or such Affiliate, you must deliver to the Company or the Affiliate, such amount of money as the Company or the Affiliate may require to meet its tax withholding obligations under such applicable law.

7.     Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver to you any payment if counsel to the Company determines such delivery would violate any law or regulation of any governmental authority or agreement between the Company or the Partnership and any national securities exchange upon which the Common Units are listed or any policy of the Company or any Affiliate of the Company.

8.     These DERs are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Committee, in its discretion, to amend your DER award without your approval.  In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.  Capitalized terms that are used, but are not defined, in this Award have the respective meanings provided for in the Plan.

EPCO, INC.

By:_________________________________
     [Name, Title]